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                                                                    EXHIBIT 15.3

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of CMG Direct Corporation:

    In our opinion, the accompanying balance sheets and the related statements of operations and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of CMG Direct Corporation as of April 30, 1999 and July 31, 1998, and the results of operations and cash flows for the nine months ended April 30, 1999 and the year ended July 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    The aforementioned consolidated financial statements have been prepared assuming that the Company would continue as a going concern. Our report on our audit of such consolidated financial statements was issued originally under date of July 22, 1999. Such report was based upon the facts and circumstances as they existed at that time, including that substantial doubt did not exist as to the Company's ability to continue as a going concern through April 30, 2000. Subsequent to the date of issuance of our original report, certain uncertainties have arisen as described in "RISK FACTORS-- MSGI May Not Have Operating Income Or Net Income In The Future; MSGI May Not Be Able To Continue As A Going Concern; MSGI May Have Problems Raising Money MSGI Needs In The Future" appearing in the Marketing Services Group Inc.'s Form S-4, filed on August 13, 1999. Such subsequent uncertainties with respect to the availability of funds to sustain MSGI's and the Company's activities indicate at August 13, 1999, that the Company may be unable to continue as a going concern through 2000.

/s/ PricewaterhouseCoopers LLP

New York, New York
July 22, 1999, except as to the second paragraph for which the date is August 13, 1999